Exhibit 10.2

SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT

AND NON-COMPETITION AGREEMENT

This amendment is made effective October 31, 2011, between Gregory A. Serrao (the “Executive”) and American Dental Partners, Inc., a Delaware corporation (the “Company”).

Background Information

A. The Executive and the Company (the “Parties”) are parties to an Amended and Restated Employment and Non-Competition Agreement dated January 2, 2001, as amended by a First Amendment dated January 1, 2009 (collectively, the “Agreement”).

B. The Parties desire to amend the Agreement to modify certain provisions to reflect accurately certain current factual circumstances, and the Parties are entering into this amendment for that purpose.

Statement of the Agreement

The Parties hereby acknowledge the foregoing Background Information and agree as follows:

1. Definitions. Any capitalized terms used but not otherwise defined in this amendment shall have the respective meanings given those terms in the Agreement.

2. Salary Compensation. Section 4 of the Agreement is hereby amended to read in its entirety as follows:

Section 4. Salary Compensation. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at the initial annualized rate of $459,500. The Base Salary shall be paid in such installments and at such times as the Company pays its salaried executive employees. The Compensation Committee of the Board (the “Compensation Committee”) may review on an annual basis the Base Salary from time to time in its sole discretion; provided, however, that in no event shall the Base Salary be reduced as the result of any such review or otherwise.

3. Bonus Compensation. Section 5 of the Agreement is hereby amended to read in its entirety as follows:

Section 5. Bonus Compensation. The Company shall pay annual bonuses to the Executive, if earned, pursuant to a bonus plan (the “Bonus Plan”) under which the Executive shall be entitled to earn a bonus each year in an amount equal to a percentage, up to 100%, of his Base Salary for that year, or any greater percentage as may be approved by the Compensation Committee, with the final amount determined based upon the extent of achievement of the Bonus Plan objectives approved by the Compensation Committee relating to the Executive for that year. Each bonus payable to the Executive under the Bonus Plan, if any, shall be paid not later than the first to occur of (i) 10 days after receipt of financial statements for the applicable fiscal year or (ii) the date which is 75 days after the end of such fiscal year; provided that in no event shall such payment be made later than December 31 following the 75-day period after such applicable fiscal year.

4. Paid Vacation. Section 6.01 of the Agreement is hereby amended to read in its entirety as follows:

Section 6.01. Paid Vacation. The Executive shall be entitled to six weeks paid vacation per calendar year, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder. The Executive shall also be entitled to such paid holidays and other time off as may be provided to the Company’s executive personnel.

5. Insurance Coverage. Section 6.02 of the Agreement is hereby amended to read in its entirety as follows:

Section 6.02. Insurance Coverage. The Executive shall be entitled to continue his participation during the Term in the Company’s group health, life and disability insurance plans for its executive employees, as such plans currently exist or are hereafter modified by the Board or the Compensation Committee from time to time. If any such benefits are taxable, the Company shall ensure that terms of the benefits will comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Treasury Regulations and other guidance promulgated or issued thereunder.

6. Options. The Executive has been granted options to purchase the Company’s common stock under both the Company’s Amended and Restated 1996 Stock Option Plan, as amended (the “1996 Plan”), and the Company’s Amended 2005 Equity Incentive Plan (the “2005 Plan,” collectively with the 1996 Plan, the “Option Plans”). The Executive shall be entitled to such additional stock options as may be approved by the Compensation Committee from time to time in its discretion, whether under the 2005 Plan or otherwise. The term “Initial Option Plan,” as used in Section 7.06(d) of the Agreement, is hereby replaced with the term “Option Plans”.

7. Interpretation. This amendment shall be an amendment to and a part of the Agreement from and after the date of this amendment. In the event of any inconsistency between the provisions of the Agreement and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Agreement shall continue in full force and effect without change. The headings of the various sections of this amendment are not part of the context of this amendment, are merely labels to assist in locating those sections, and shall be ignored in construing this amendment.

AMERICAN DENTAL PARTNERS, INC.

/s/ Gregory A. Serrao	By	/s/ Breht T. Feigh
GREGORY A. SERRAO		Breht T. Feigh, Chief Financial Officer